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                                                                   EXHIBIT 10.56

                        SOURCE INTERLINK COMPANIES, INC.

                             CHALLENGE GRANT PROGRAM

                             EFFECTIVE MARCH 1, 2005

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                        SOURCE INTERLINK COMPANIES, INC.

                             CHALLENGE GRANT PROGRAM

SECTION 1 - ESTABLISHMENT AND PURPOSE OF PROGRAM

1.1 ESTABLISHMENT AND DURATION OF PROGRAM. The Board of Directors of Source Interlink Companies, Inc., a Missouri corporation, hereby establishes the Source Interlink Companies, Inc. Challenge Grant Program, effective March 1, 2005. The Program shall commence on March 1, 2005 and continue until all earned disbursements are made following the end of the Challenge Period.

1.2 PURPOSE OF PROGRAM. The Challenge Grant Program has been adopted by Source Interlink Companies, Inc. to motivate key executive personnel to maximize shareholder value resulting from the transactions contemplated by a certain Agreement and Plan of Merger, dated November 18, 2004, by and among Source Interlink Companies, Inc., Alliance Entertainment Corp. and Alligator Acquisition, LLC.

SECTION 2 - EFFECTIVE DATE

The effective date of the Program is March 1, 2005.

SECTION 3 - DEFINITIONS

3.1 "AGGREGATE PAYOUT" -- means the total sum payable under the Program to all Executives.

3.2 "CHALLENGE PERIOD" -- means the three year period commencing February 1, 2005 and ending January 31, 2008.

3.3 "COMMITTEE" -- means the Compensation Committee of the Board of Directors of the Corporation.

3.4 "CHANGE OF CONTROL" -- means the occurrence of any of the following events:

      (a) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half (1/2) of the incumbent directors are directors who either:

            (i) Had been directors of the Corporation on the "look-back date" (as defined below) (hereinafter referred to as the "original directors"); or

            (ii) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (hereinafter referred to as the "continuing directors");

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or,

      (b) Any "person" (as defined below) who by the acquisition or aggregation of securities, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (hereinafter referred to as the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Corporation's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Corporation;

or

      (c) The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization in which the Corporation is not the acquiring entity for accounting purposes;

or

      (d) The consummation of a sale, transfer or other disposition of all or substantially all of the Corporation's assets.

For purposes of subsection (a) above, the term "look-back" date shall mean the later of (1) the Effective Date of the Program, or (2) the date 24 months prior to the date of the event that may constitute a Change of Control.

For purposes of subsection (b) above, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Corporation or a parent or subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

Any other provision of this Section 3.4 notwithstanding, no event shall constitute a Change of Control if: (A) the sole purpose of the event was to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately before such transaction; (B) the event was contemplated by that certain Agreement and Plan of Merger, dated November 18, 2004, by and among Source Interlink Companies, Inc., Alliance Entertainment Corp. and Alligator Acquisition, LLC.; or (C) following such event, S. Leslie Flegel is employed by the Company or any successor entity with the duties and responsibilities of such entity's principal executive officer.

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3.5   "CORPORATION" -- means Source Interlink Companies, Inc., a Missouri corporation, or its subsidiaries and any successor thereto.

3.6 "EXECUTIVE" -- means S. Leslie Flegel and any employee who is designated as eligible to participate in the Program by the Chief Executive Officer with, in the case of Executives that are also officers of the Corporation subject to the reporting requirements of Section 16 promulgated under the Securities Exchange Act of 1934, as amended, the approval of the Committee. Only management and highly-compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended, shall be eligible to participate in the Program.

3.7 "NOI" -- means cumulatively as to the entire Challenge Period, operating income as shown on the Corporation's annual audited financial statements plus (a) compensation expense recorded in the income statement related to the Program and (b) amortization expense or impairment charges attributable solely to intangible assets identified and recorded as a result of the merger (the "MERGER") effected on February 28, 2005 between Alliance Entertainment Corp. and Alligator Acquisition. LLC, a wholly-owned subsidiary of the Corporation.

3.8 "PROGRAM" -- means the Source Interlink Companies, Inc. Challenge Grant Program and its successors, as described herein and as the same may be amended from time to time.

SECTION 4 - CALCULATION OF AGGREGATE PAYOUT

4.1. CONCLUSION OF CHALLENGE PERIOD. The Aggregate Payout under the Program shall be equal to that amount set forth in the following table opposite the applicable range which encompasses NOI:

             NOI RANGE
    MORE THAN         LESS THAN OR EQUAL TO        AGGREGATE PAYOUT
    ---------         ---------------------        ----------------
 $    0                  $195.2 million            $    0
 $195.2 million          $202.8 million            $ 2.50 million
 $202.8 million          $210.4 million            $ 5.00 million
 $210.4 million          $218.0 million            $ 7.50 million
 $218.0 million          $227.2 million            $10.00 million
 $227.2 million          $236.4 million            $11.00 million
 $236.4 million          $245.6 million            $12.00 million
 $245.6 million          $254.8 million            $13.00 million
 $254.8 million          $264.0 million            $14.00 million
 $264.0 million             unlimited              $15.00 million

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4.2. UPON CHANGE OF CONTROL. If a Change of Control shall occur during the
Challenge Period, the Aggregate Payout under the Program shall be equal to that amount set forth in the following table opposite the applicable period in which the Change of Control occurs.

TWELVE MONTH PERIOD ENDING      AGGREGATE PAYOUT
--------------------------      ----------------
     January 31, 2006            $10.0 million
     January 31, 2007            $12.5 million
     January 31, 2008            $15.0 million

4.3. ADJUSTMENT OF CALCULATION UPON ACQUISITION OR DISPOSITION. The Committee reserves the right, but has no obligation, to adjust, upward or downward, the NOI Ranges set forth in Section 4.1 if during the Challenge Period the Corporation completes the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business. Any such adjustment during the Challenge Period shall be reasonably related to any increase or decrease in the NOI projected to result from the completion of such acquisition or disposition.

As used herein the term "ACQUISITION" means every purchase, acquisition by lease, exchange, merger, consolidation, or succession, other than the construction or development of property by or for the Corporation or its subsidiaries or the acquisition of materials for such purpose. As used herein the term "DISPOSITION" means every sale, disposition by lease exchange, merger, consolidation, mortgage, assignment or hypothecation of assets, whether for the benefit of creditors or otherwise, abandonment, or destruction, other than with respect to real property held for use by or for the Corporation other than with respect to real property held for use by or for the Company.

An acquisition or disposition shall be deemed to involve a significant amount of assets if such transaction is required to be disclosed on a Current Report on Form 8-K through a filing with the U.S. Securities and Exchange Commission.

SECTION 5 - PAYMENT AND ALLOCATION OF AGGREGATE PAYOUT

5.1 ALLOCATION OF AGGREGATE PAYOUT. The Aggregate Payout shall be allocated among the Executives in such amounts and proportions as may be determined by the Chief Executive Officer with, in the case of Executives that are also officers of the Corporation subject to the reporting requirements of
      Section 16 promulgated under the Securities Exchange Act of 1934, as amended, the approval of the Committee; provided however that 35% of the Aggregate Payout shall be allocated to S. Leslie Flegel. Nothing contained in this Program shall require that the entire Aggregate Payout be allocated or disbursed.

5.2 PAYMENT OF AGGREGATE PAYOUT. The Aggregate Payout shall be disbursed in cash to each Executive in such proportions as they may be allocated in accordance with Section 5.1 as soon as practicable after January 31, 2008, but in any case not later than the date on

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      which the Annual Report on Form 10-K for the Corporation's fiscal year ending January 31, 2008 is filed with the U. S. Securities and Exchange Commission.

5.3 PAYMENT ON CHANGE OF CONTROL. In the event of a Change of Control, the Aggregate Payout shall be disbursed in cash to each Executive in such proportions as they may be allocated in accordance with Section 5.1 not later than the effective date of such Change of Control.

SECTION 6 - CONDITIONS TO DISBURSEMENT

6.1 WITHHOLDING; UNEMPLOYMENT TAXES. To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from payments made hereunder any taxes required to be withheld by the Federal or any state or local government.

6.2 NO VESTED RIGHT TO DISBURSEMENT. The Program is designed specifically as a bonus program in which each Executive (other than S. Leslie Flegel) have only a mere expectancy and not as a deferred compensation plan, retirement benefit plan or other entitlement program in which the Executives have or may acquire any vested interest of any kind or nature. Therefore, should any Executive cease to be employed by the Corporation for any reason whatsoever prior to the time at which the Aggregate Payout is actually disbursed, no disbursement shall be made to such Executive (or his or her estate), Notwithstanding the foregoing, S. Leslie Flegel shall have a vest right to disbursement in accordance with any then effective agreement between the Corporation and Mr. Flegel with respect to his employment by the Corporation.

SECTION 7 - ADMINISTRATION

7.1 UNSECURED CLAIM, FUNDING AND NON-ASSIGNABILITY. The right of an Executive to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and no Executive shall have any rights in or against any amount credited to any accounts under this Program or any other assets of the Corporation. The Program at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Any disbursement which may be payable pursuant to this Program are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of an Executive. The Program constitutes a mere promise by the Corporation to make cash disbursements in the future. No interest or right to receive a disbursement may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.2 ADMINISTRATION OF PROGRAM. An integral part of the Program is the ongoing administration of the Program. The Program shall be administered by the Committee, which shall have the authority, duty and power to interpret and construe the provisions of the Program. The Committee shall have the duty and responsibility of maintaining

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      records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned, absent manifest error. The Committee shall have the right at any time to appoint a person or committee to perform administrative functions delegated to it by the Committee on the administration of the Program.

7.3 EXPENSE OF ADMINISTRATION. Expenses of administration shall be paid by the Corporation. The Committee of the Corporation shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Corporation with respect to the Program.

7.4 RIGHTS OF EXECUTIVE. The sole rights of an Executive under this Program shall be to have this Program administered according to its provisions, to receive whatever benefits he may be entitled to hereunder, and nothing in the Program shall be interpreted as a guaranty that any assets of the Corporation will be sufficient to pay any disbursement payable hereunder. Further, the adoption and maintenance of this Program shall not be construed as creating any contract of employment between the Corporation and any Executive. The Program shall not affect the right of the Corporation to deal with any Executives in employment respects, including their hiring, discharge, compensation, and conditions of employment.